-----------------------------------------------------


                            INTERACTIVE NETWORK, INC.

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

                                  June 4, 1993


             ------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

Section 1.      Purchase and Sale of Common Stock............................ 1
       1.1      Purchase and Sale of Shares.................................. 1
       1.2      Payment of Purchase Price.................................... 1
       1.3      Services Agreement........................................... 1

Section 2.    Closings; Delivery............................................. 2
       2.1    Initial Closing................................................ 2
       2.2    Delivery....................................................... 2
       2.3    Subsequent Closings............................................ 2
       2.4    Remaining Shares Issued Upon Exercise of Cash-Out Option....... 3

Section 3.    Representations and Warranties of the Company.................. 3
       3.1    Organization and Standing; Certificate and Bylaws.............. 3
       3.2    Corporate Power; Capacity...................................... 4
       3.3    Subsidiaries................................................... 4
       3.4    Capitalization................................................. 4
       3.5    Authorization.................................................. 5
       3.6    Validity of Stock.............................................. 5
       3.7    Financial Statements........................................... 5
       3.8    Changes........................................................ 6
       3.9    Title to Properties and Assets; Liens, etc..................... 7
       3.10   Compliance with Other Instruments; None Burdensome, etc........ 7
       3.11   Litigation; Permits, Licenses and Franchises................... 8
       3.12   Employees...................................................... 8
       3.13   Intellectual Property.......................................... 9
       3.14   Governmental Consent, etc...................................... 11
       3.15   Related-Party Transactions..................................... 11
       3.16   Insurance...................................................... 12
       3.17   Offering....................................................... 12
       3.18   Brokers or Finders; Other Offers............................... 12
       3.19   Disclosure..................................................... 12
       3.20   Hart-Scott-Rodino Act.......................................... 12

Section 4.    Representations and Warranties of TDC.......................... 13
       4.1    Investment..................................................... 13
       4.2    Access to Data................................................. 13
       4.3    Corporate Power; Authorization................................. 13
       4.4    Brokers or Finders; Other Offers............................... 14

                         -----------------------------
                                                                            Page
                                                                            ----

Section 5.    Conditions to Initial Closing of TDC........................... 14
       5.1    Representations and Warranties Correct......................... 14
       5.2    Covenants...................................................... 14
       5.3    Compliance Certificate......................................... 14
       5.4    Waivers of Right of First Refusal; Consents.................... 14
       5.5    Conversion of Bridge Notes..................................... 14
       5.6    Letter of Intent............................................... 14
       5.7    Opinions of Company's Counsel.................................. 14
       5.8    Legal Matters.................................................. 15

Section 6.    Conditions to Initial Closing of Company....................... 15
       6.1    Representations and Warranties Correct......................... 15
       6.2    Waivers of Right of First Refusal.............................. 15
       6.3    Conversion of Bridge Notes..................................... 15
       6.4    Letter of Intent............................................... 15

Section 7.    Conditions to Subsequent Closings.............................. 15
       7.1    Conditions of TDC.............................................. 15
       7.2    Conditions of the Company...................................... 17
       7.3    Failure of Conditions to Subsequent Closing.................... 17

Section 8.    Affirmative Covenants of the Company and TDC................... 17
       8.1    Board of Directors Representation by TDC....................... 17
       8.2    Standstill Provisions.......................................... 18
       8.3    Insurance...................................................... 19
       8.4    Executive Position............................................. 19
       8.5    Confidentiality of Information................................. 19
       8.6    Preferred Stock................................................ 20
       8.7    Maintenance of Intellectual Property........................... 20
       8.8    Hart-Scott-Rodino Act.......................................... 21

Section 9.    Registration Rights............................................ 22

Section 10.   TDC's Right of First Refusal; Conversion; Anti-Dilution........ 22
       10.1   Rights of First Refusal........................................ 22
       10.2   Right of First Refusal on Transfers by Lockton................. 23
       10.3   Conversion upon Reorganization, Mergers, Consolidations, or Sales
              of Assets................................................       24
       10.4   Anti-Dilution.................................................  24

Section 11.   Miscellaneous.................................................  25
       11.1   Survival......................................................  25
       11.2   Successors and Assigns........................................  25
       11.3   Notices, etc..................................................  25

                         -----------------------------
                                                                            Page
                                                                            ----

       11.4   Delays or Omissions...........................................  26
       11.5   Expenses......................................................  26
       11.6   Counterparts..................................................  26
       11.7   Severability..................................................  26
       11.8   Titles and Subtitles..........................................  26
       11.9   Entire Agreement; Amendment...................................  26
       11.10  Governing Law.................................................  26
       11.11  California Corporate Securities Law...........................  27
       11.12  Legend on Share Certificates..................................  27

                       AMENDED AND RESTATED STOCK PURCHASE
                                    AGREEMENT

              This Amended and Restated Stock Purchase Agreement (the "Agreement") amends and restates in its entirety the Stock Purchase Agreement made as of June 4, 1993 by and between Interactive Network, Inc., a California corporation (the "Company") and TCI Development Corporation, Inc., a Delaware corporation ("TDC"), which is a wholly-owned subsidiary of TeleCommunications, Inc., a Delaware corporation ("TCI"), and David B. Lockton ("Lockton").

                                   SECTION 1.

                        PURCHASE AND SALE OF COMMON STOCK
                        ---------------------------------

              1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions hereof, the Company agrees to issue and sell to TDC, and TDC agrees to purchase from the Company, an aggregate of 1,650,000 shares (as such amount shall be appropriately adjusted to reflect any adjustment in the Remaining Shares (as hereinafter defined) as a result of any stock split, reverse split, stock dividend or other reclassification or recapitalization affecting the capital stock of the Company, the record date of which shall occur after the date of this Agreement) (hereinafter, together with the Initial Closing Shares (as hereinafter defined) and the Remaining Shares, the "Shares") of the Common Stock, no par value, of the Company (the "Common Stock"), at a purchase price of Six Dollars and Fifty-two Cents ($6.52) per Share (without interest, but as such per-Share amount shall be appropriately adjusted with respect to the Remaining Shares to reflect any stock split, reverse split, stock dividend or other reclassification or recapitalization affecting the capital stock of the Company, the record date of which shall occur after the date of this Agreement) (the "Per Share Purchase Price").

              1.2 PAYMENT OF PURCHASE PRICE. The aggregate purchase price for the Shares shall be $10,750,000, of which $6,600,000 shall be paid in cash (the "Cash Consideration") at the Initial Closing (as hereinafter defined), and $4,150,000 shall (subject to the provisions of this Agreement permitting TDC to pay such amount in cash) be paid through the provision of services to the Company (the "Services Consideration") pursuant to the provisions of the Services Agreement (as hereinafter defined).

              1.3 SERVICES AGREEMENT. Promptly following the Initial Closing, the parties will proceed to negotiate the terms and conditions of an agreement (the "Services Agreement") pursuant to which TDC will provide services (which services may include, without limitation, advertising, marketing and distribution of the Company's interactive programming over cable television systems owned and operated by TCI and its affiliates) to the Company in satisfaction of the Services Consideration; such Services Agreement will also provide for the method of valuing the services rendered thereunder for purposes of determining the amount of Services Consideration provided. The parties agree to negotiate in good faith regarding the terms and conditions of the Services Agreement for a period of 120 days following the Initial Closing; provided, however, that in the event the parties have not executed and delivered such agreement within such 120-day period, the parties agree to continue to negotiate in good faith for an addi-tional period of 90 days in an effort to reach agreement on a mutually acceptable Services Agreement; provided, further, that in the event the parties have not executed the Services Agreement within the foregoing 210-day period, TDC shall have the option, exercisable by the delivery of written notice thereof to the Company (the "Exercise Notice"), to purchase the Remaining Shares by paying to the Company in cash the amount of the Services Consideration less the fair market value of such services as TCI and its affiliates may have rendered in good faith to the Company during such period (the "Cash-Out Option").

                                   SECTION 2.

                               CLOSINGS; DELIVERY
                               ------------------

              2.1 INITIAL CLOSING. The purchase and sale of the 1,012,269 Shares for which the Cash Consideration is being paid (the "Initial Closing Shares") shall take place at the offices of Graham & James, 525 University Avenue, 14th Floor, Palo Alto, California 94301, at 10:00 a.m., local time, on June 11, 1993, or at such other time and place mutually agreed upon by the Company and TDC (the "Initial Closing Date"). As used herein, the term "Initial Closing" refers to the closing of the purchase and sale of Initial Closing Shares.

              2.2 DELIVERY. At the Initial Closing, the Company will deliver to TDC a certificate registered in the name of TDC (or such other wholly-owned subsidiary of TCI as TCI may direct) evidencing the Initial Closing Shares. At the Initial Closing, TDC will pay the Cash Consideration specified in Section
1.2 hereof, by wire transfer of funds to Interactive Network, Inc., c/o Bank of America, 530 Lytton Avenue, Palo Alto, California 94301, ABA No. 121000358, Account No. 01171-11557.

              2.3 SUBSEQUENT CLOSINGS. The purchase and sale of the 637,731 Shares for which the Services Consideration is to be paid (as such amount may be appropriately adjusted to reflect any stock split, reverse split, stock dividend or other reclassification or recapitalization affecting the capital stock of the company, the record date of which shall occur after the date of this Agreement) (the "Remaining Shares") shall take place in installments from time to time, but not more frequently than once in each fiscal quarter, following the execution and delivery of the Services Agreement, at such places and dates as the parties shall mutually agree; provided, however, that in the event the parties do not agree upon the date for such purchases and sales, such purchases and sales shall take place on the fifteenth (15th) business day following the end of each fiscal quarter of the Company. Each such purchase and sale following the Initial Closing is hereinafter referred to as a "Subsequent Closing," and the date upon which such Subsequent Closing occurs (or is scheduled to occur) is hereinafter referred to as a "Subsequent Closing Date." At each Subsequent Closing, the Company will deliver to TDC a certificate registered in the name of TDC (or such other wholly-owned subsidiary of TCI as TCI may direct) evidencing that number of Shares that is equal to the value of the services theretofore rendered by TCI and its affiliates (pursuant to and as determined in accordance with the Services Agreement) which are then unpaid, divided by the Per Share Purchase Price (the Remaining Shares issued at each Subsequent Closing being hereinafter referred to as the "Subsequent Closing Shares"); provided, however, that the Company's obligation to issue Subsequent Closing Shares, and TDC's obliga-tion to purchase such Shares and render services in payment therefor, shall terminate at such time as the aggregate number of Subsequent Closing Shares issued pursuant to this Section 2.3 is equal to the number of Remaining Shares.

              2.4 REMAINING SHARES ISSUED UPON EXERCISE OF CASH-OUT OPTION. In the event TDC elects to exercise the Cash-Out Option, the Company will issue the Remaining Shares to TDC by delivering to TDC a certificate registered in the name of TDC (or such other wholly-owned subsidiary of TCI as TCI may direct) evidencing the Remaining Shares against receipt of the services Consideration (as adjusted as provided in Section 1.3) paid in cash by wire transfer of funds to an account specified by the Company. The consummation of such purchase and sale shall take place on the fifth (5th) business day following delivery of the Exercise Notice to the Company. For purposes of this Agreement, the purchase and sale of the Remaining Shares pursuant to the Cash-Out Option shall be deemed to be a "Subsequent Closing" and the date such closing takes place shall be deemed a "Subsequent Closing Date," and the conditions set forth in Section 7 shall be deemed applicable to the parties' obligations to consummate the purchase and sale of Remaining Shares pursuant to the Cash-Out Option.

                                   SECTION 3.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

              The Company represents and warrants to TDC as follows:

              3.1 ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. The Company is a corporation duly incorporated and validly existing under the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on the Company Business (as hereinafter defined). For purposes of this Agreement, the term "Company Business" shall mean the Company's business as currently conducted and as such business is proposed to be conducted in the future, as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by amendments dated April 29, 1993 (a true and complete composite copy of which has been delivered to TDC) (the Form 10-K, as so amended, is hereinafter referred to as the "Form 10-K"; provided, however, that unless specifically referenced to the contrary, such term' shall not be deemed to include any of the documents incorporated by reference or filed as exhibits thereto), and, with respect to the manner in which the Company's business is proposed to be conducted, shall be deemed to include such business as it is to be conducted in connection with the Company's performance under the terms of the Letter of Intent (as hereinafter defined). The company is qualified to do business as a foreign corporation in any jurisdiction in which the activities conducted or the properties owned or leased by the Company would require such qualification, except where the failure to so qualify would not have a material adverse effect on the Company. The Company has furnished TDC with true, correct and complete copies of its Amended and Restated Articles of Incorporation and Bylaws, and since the date of each version of the foregoing documents so delivered there have not been any changes or additions to such Articles of Incorporation or Bylaws.

              3.2 CORPORATE POWER; CAPACITY. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Shares and to carry out and perform its obligations under the terms of this Agreement.

              3.3 SUBSIDIARIES. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity or other ownership interest in any corporation, joint venture, limited partnership, association or other business entity other than as described in the Form 10-K.

              3.4 CAPITALIZATION. The authorized capital stock of the Company as of the Initial Closing Date will consist of: (i) 30,000,000 shares of Common Stock, 10,091,451 shares of which will be issued and outstanding; and (ii) 2,000,000 shares of Preferred Stock, none of which will be issued and outstanding or designated. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company has reserved for issuance: (i) the Shares to be issued pursuant to this Agreement; (ii) 2,232,565 shares of Common Stock (plus any of such shares which may be reacquired by the Company) issuable upon the exercise of stock options issued or to be issued to employees, consultants and directors pursuant to stock options or stock purchase plans providing for the sale of Common Stock to employees, directors, consultants or outside contractors to the Company, under terms established by the Company's Board of Directors; (iii) 25,000 shares of Common Stock issuable upon the exercise of a stock option granted to The Wall Street Group; (iv) 1,506,366 shares of Common Stock issuable upon the exercise of warrants issued to shareholders or advisors to the Company; and (v) shares of Common Stock representing twenty-five percent (25%) of the Company's outstanding equity securities (at the time of exercise) issuable upon exercise of warrants issued by the Company to the National Broadcasting Co., Inc. ("NBC"). Except as disclosed in this Section 3.4 and for the transactions contemplated by this Agreement, there are: (i) no outstanding warrants, options, rights (including conversion or preemptive rights, except as set forth in a stock purchase agreement between the Company and Gannett Co., Inc. ("Gannett") dated December 2, 1992 (the "Gannett Purchase Agreement"), a true and complete copy of which has been provided to TDC) or agreements to subscribe for or purchase any capital stock or other securities from the Company, except as disclosed in the schedule provided to TDC (the "Schedule of Exceptions"); (ii) no voting trusts or voting agreements among, or irrevocable proxies executed by, shareholders of the Company, except for a Shareholders' Agreement dated December 21, 1987, as amended, among the Company, David B. Lockton, John D. Lockton and the purchasers of the Company's Series A Preferred Stock (the "Shareholders' Agreement"), a true and complete copy of which has been provided to TDC, and the Gannett Purchase Agreement; (iii) no existing rights of shareholders to require the Company to register any securities of the Company or to participate with the Company in any registration by the Company of its securities, except pursuant to (A) a Registration Rights Agreement dated December 21, 1987, as amended, among the Company and certain purchasers of the Company's securities (the "Registration Rights Agreement"), a true and complete copy of which, as amended to date, has been provided to TDC, (B) the Gannett Purchase Agreement and (C) rights granted to other purchasers of the Company's Common Stock and holders of warrants to purchase the Company's Common Stock, as listed on the Schedule of Exceptions; (iv) so far as known to the

Company, no agreements among shareholders providing for the purchase or sale of the Company's capital stock, except for the Shareholders' Agreement, the Gannett Purchase Agreement and a Stock Purchase Agreement dated December 2, 1992 between the Company, NBC and Rainbow Programming Holdings, Inc. ("Rainbow"); and (v) the Company has not taken any action that would result in a stock split, stock dividend, reverse split, recapitalization or reclassification affecting its capital stock, the record date for which is to occur prior to the Initial Closing Date.

              3.5 AUTHORIZATION. All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares, and the performance of all of the Company's obligations hereunder and under the Letter of Intent has been taken. This Agreement and the Letter of Intent, when executed and delivered by the Company, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by laws relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

              3.6 VALIDITY OF STOCK. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable. The Shares, when issued in compliance with the provisions of this Agreement, will have the rights, privileges and preferences as provided in the Articles of Incorporation. The Shares, when issued in compliance with the provisions of this Agreement, will be free of any duties or other governmental charges and will be free of any liens or encumbrances, other than any liens or encumbrances created by the holder thereof; provided, however, the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.

              3.7 FINANCIAL STATEMENTS. The Company has delivered to TDC its audited balance sheets as of December 31, 1991 and 1992 and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1992 and for the period from inception of the Company (November 10, 1986) to December 31, 1992 and its unaudited balance sheet as of March 31, 1993 and the related statements of operations and cash flows for the three-month period then ended (the "Financial Statements"). The Financial Statements are true, complete and correct and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"). The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein (subject, in the case of unaudited statements, to normal recurring audit adjustments).

              The Company has delivered to TDC true and complete copies of all documents (other than preliminary material) that the Company has filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1993 (hereinafter, excluding the documents incorporated therein by reference or filed as exhibits thereto, the "Exchange Act Reports") and a copy of its Preliminary Prospectus dated February 25, 1993 (the "Preliminary Prospectus"). Except as set forth in the Financial Statements or as disclosed in the Exchange Act Reports, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1992, and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company maintains and will continue to maintain a system of accounting established and administered in accordance with generally accepted accounting principles.

              3.8 CHANGES. Since March 31, 1993, except as disclosed in the Exchange Act Reports and the Schedule of Exceptions, there has not been:

                   (a) any change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements, except that the Company has continued to incur operating losses;

                   (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the business, properties or financial condition of the Company (as such business is currently conducted and as it is proposed to be conducted);

                   (c) any waiver or compromise by the Company of a valuable right or of a debt owed to it;

                   (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that which is not material to the business, properties or financial condition of the Company (as such business is currently conducted and as it is proposed to be conducted);

                   (e) any material change to a contract or arrangement by which the Company or any of its assets is bound or subject;

                   (f) any change in any compensation arrangement or agreement with any key employee, officer, director or shareholder;

                   (g) any sale, assignment, license or transfer of any Intellectual Property (as defined in Section 3.13), except for transactions in the ordinary course of business which have had no material adverse effect on the Company's business, or other material intangible assets;

                   (h) any resignation or termination of employment of any key officer of the Company;

                   (i) any mortgage, pledge, transfer of a security interest in, or lien created by, the Company with respect to any of its properties or assets, except liens for taxes not yet due or payable or liens incurred in the ordinary course of business;

                   (j) any loans or guarantees made by the Company to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                   (k) any declaration, setting aside, or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company (other than repurchases of stock of employees and consultants upon the termination of their employment relationship with the Company); or

                   (l) any other event or condition of any character that has adversely affected the business, prospects, properties, operations, assets or financial condition of the Company.

              3.9 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. Except with respect to Intellectual Property, which is the subject of separate representations and warranties set forth ill Section 3.13 hereof and except as set forth in the Exchange Act Reports, the Company has good and marketable title to its properties and assets, both real and personal, tangible and intangible, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case detract from the value of the property subject thereto or impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

              3.10 COMPLIANCE WITH OTHER INSTRUMENTS; NONE BURDENSOME, ETC.

                   (a) The Company is not in violation of any term of its Amended and Restated Articles of Incorporation or Bylaws and is not in breach of or in default under, any material provision of any contract, agreement, instrument, judgment, decree or order to which it is a party or by which it or its assets are bound or of any provision of any federal or state statute, rule or regulation applicable to the Company, including, without limitation, all applicable environmental or occupational health or safety laws. The execution, delivery and performance of and compliance with this Agreement and the issuance of the Shares will not (i) violate, in any respect, any material provision of any law, rule or regulation, order, writ, judgment, injunction, statute, decree, determination or award having applicability to the Company or any of its properties or assets, (ii) require any consent, approval or notice under (except as previously obtained or made) or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or loan or credit agreement, license, or any other agreement or instrument or obligation to which the Company is a party or by which any of its respective properties and assets may be bound, or (iii) result in the creation of any pledge, lien, encumbrance or charge upon any of the properties or as-sets of the Company. No employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or for any other reason which violation would have a material adverse impact on the business or properties of the Company, and the continued employment by the Company of its present employees will not result in any such violation.

                   (b) The Company has provided to TDC true and correct copies of all contracts, agreements, commitments or understandings to which the Company or any of its employees, consultants, contractors or agents, including David B. Lockton ("Lockton"), is a party and which either actually or potentially limit or govern the Company's or any such person's rights to own or use Intellectual Property (as defined in Section 3.13) on behalf of the Company or to engage in the activities in which the Company is engaged or proposes to be engaged.

              3.11 LITIGATION; PERMITS, LICENSES AND FRANCHISES.

                   (a) Except as described in the Exchange Act Reports and the Schedule of Exceptions, there are no actions, suits, proceedings or investigations pending against Lockton, the Company or their respective properties, including any unresolved claim for infringement of any patent, copyright or trademark and any unresolved claim for violation of the trade secrets of another before any court, arbitration body or governmental agency, nor, to the Company's knowledge, is there any threat thereof, and there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Lockton, the Company or their respective properties that could reasonably be expected individually or in the aggregate to have a material adverse impact on the business or property of the Company.

                   (b) The Company has all permits, licenses, franchises and other authorizations necessary to the conduct of the Company Business, except those the absence of which would not have a material adverse effect on the Company, and all such permits, licenses, franchises and authorizations are valid and in full force and effect. To the knowledge of the Company, the Company has not engaged in any activity that would cause revocation or suspension of any such material permits, licenses, franchises or authorizations. No action or proceeding looking to or contemplating the revocation or suspension of any of such material permits, licenses, franchises or authorizations is pending or, to the knowledge of the Company, threatened.

              3.12 EMPLOYEES.

                   (a) No employee, consultant or agent of the Company, including (without limitation) Lockton, is, or will be, based upon the business and activities taken or proposed to be taken by the Company, in violation of any term of any employment contract, confidentiality or non-disclosure agreement or any other contract, agreement, commitment or understanding, including, without limitation, the contracts, agreements, commitments and understandings described in Section 3.10 hereof, relating to the relationship of such employee, con-sultant or agent with the Company or any other party which violation would have a material adverse impact on the business or properties of the Company.

                   (b) Each employee, consultant or agent of the Company with access to confidential or proprietary information of the Company has executed a proprietary information agreement obligating such employee, consultant, contractor or agent to hold confidential the Company's proprietary information.

                   (c) There is no strike, labor dispute or union organization activity pending or threatened between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit.

                   (d) Except as described in the Exchange Act Reports and the exhibits filed therewith, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

                   (e) The Company is not aware that any officer or key employee intends to terminate employment with the Company.

              3.13 INTELLECTUAL PROPERTY.

                   (a) As set forth in this Agreement, "Intellectual Property" means all copyrights, copyright registrations, copyright registration applications, patents, patent registrations, patent registration applications, trade or service marks, trade or service mark registrations or applications, trade names, trade name registrations, trade name registration applications, logo types, processes, inventions, designs, technical data, trade secrets, know-how and formulae applied for, issued to or owned by Lockton or the Company or which are licensed and franchised to the Company or Lockton, or in which either the Company or Lockton has an interest. Exhibit A attached hereto sets forth a true, complete and correct list and summary description of (i) all copyrights, copyright registrations, copyright registration applications, patents, patent applications, trade or service marks, trade or service mark registration applications, trade names, trade name registrations, and trade name registration applications applied for, issued to or owned by Lockton or the Company or which are licensed or franchised to the Company or Lockton, or in which either the Company or Lockton has an interest, (ii) each license agreement in respect of Intellectual Property under which Lockton or the Company is either grantee or licensee, (iii) each license agreement in respect of Intellectual Property pursuant to which Lockton or the Company has granted or licensed rights, (iv) each registration with, filing in or issuance by a governmental agency or authority of the United States, or of any of the states thereof, or of foreign jurisdictions by the Company or any of its employees (including Lockton), consultants or agents with respect to each item of Intellectual Property, and (v) each agreement with a third party who has agreed to assist the Company or Lockton with the development or exploitation of any of the Intellectual Property. Other than the agreements listed on Exhibit A, there are no such agreements that are material to the Company Business.

                   (b) For purposes of this Agreement, the term "Third Party Intellectual Property" shall mean copyrights, copyright registrations, copyright registration applications, patents, patent applications, trade or service marks, trade or service mark applications, trade names, trade name registrations, trade name registration applications, logo types, processes, inventions, designs, technical data, trade secrets, know-how and formulae filed, issued to or owned by any third party. Except as disclosed in the Schedule of Exceptions, the Company (i) may conduct the Company Business without infringing upon or otherwise acting adversely to the right or claimed right of any person, corporation or other entity under or with respect to any Third Party Intellectual Property, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property with respect to the use thereof or in connection with the conduct of its business or otherwise except as described in the Exchange Act Reports.

                   (c) Except as disclosed in the Exchange Act Reports, the Company owns and/or has the unrestricted right to use all Intellectual Property required for or incident to the development, manufacture, operation and sale of all products and services currently sold and proposed to be sold by the Company or by TDC pursuant to the Letter of Intent, free and clear of any rights, liens or claims of others, including without limitation, former employers of all current employees of the Company.

                   (d) Except as disclosed under "Risk Factors -- Copyright and Licensing Matters" in the Preliminary Prospectus and in a schedule delivered to TDC, the Company currently possesses all licenses needed to transact the Company Business, including but not limited to all necessary licenses under any Third Party Intellectual Property.

                   (e) The Company represents that the patents of the Company are valid and its employees, officers and agents have neither committed nor omitted any acts that would invalidate the patents or would render the patents unenforceable.

                   (f) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. The Company has obtained, from Lockton and all other employees of the Company, written agreements in a form acceptable to the Board of Directors of the Company ("Proprietary Information Agreements"), under which each such employee is obligated to disclose and transfer to the Company, without the receipt by such person of any additional value therefor (other than normal salary or fees for services), all inventions, developments and discoveries which during the period of his employment with the Company he makes or conceives of either solely or jointly with others, that relate to any subject matter with which his work for the Company may be concerned, or relate to or are connected with the business, products or projects of the Company, or involve the use of the Company's time, material or facilities. The Company has obtained Proprietary Information Agreements from all consultants, contractors and other nonemployee agents who have rendered services to the Company for which the protection afforded by such agreements is material to the Company Business. In addition, Lockton and each employee, consultant, contractor, agent and shareholder of the Company and any other person and organization with any claim to any Intellectual Property owned by the Company has transferred to the Company all of such person's title and interest in and to any such Intellectual Property. At a minimum, Proprietary Information Agreements shall include obligations of confidentiality, obligations of assignment of inventions, developments, and discoveries as described above, and "work for hire" clauses or similar clauses sufficient to insure that the Company owns the copyrights in any software developed by or for the Company.

                   (g) Except as disclosed in the Exchange Act Reports, there are no infringers of the Intellectual Property and neither the Company nor Lockton has learned of or communicated with any third party considered by the Company or Lockton actually or possibly to be infringing any of the Intellectual Property.

                   (h) All payments, including maintenance fees, and all filings and registrations (including but not limited to such filings as may be made to render a trademark registration uncontestable) have been made with respect to the Intellectual Property so as to maintain the Intellectual Property in full force and effect and to give the Intellectual Property the strongest available protection.

              3.14 GOVERNMENTAL CONSENT, ETC. No consent, approval, order or authorization of or qualification, designation, declaration or filing with any federal, state, local or other relevant governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the consummation of any transaction contemplated hereby other than the issuance of the Shares. Based in part upon the representations of TDC set forth in Section 4 of this Agreement and except for such filings as may be required to be made with the SEC, the National Association of Securities Dealers, Inc. and the California Department of Corporations as described in the Schedule of Exceptions, no consent, approval, order or authorization of or qualification, designation, declarations or filing with any federal, state or other relevant governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares, except those which have been obtained or made prior to the Initial Closing.

              3.15 RELATED-PARTY TRANSACTIONS. Except as set forth in the Exchange Act Reports, no employee, officer, or director of the Company or member of his or her immediate family is indebted to the Company nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except in connection with expenses and advances incurred in the ordinary course of business. Except as set forth in the Exchange Act Reports, to the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that directly competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock (not in excess of 5% of the outstanding shares) in publicly traded companies that may compete with the Company. Except as set forth in the Exchange Act Reports, to the Company's knowledge, no officer or director or any member of their immediate families is, directly or indirectly, interested in any agreement with the Company.

              3.16 INSURANCE. The Company has in full force and effect insurance policies, with extended coverage, in amounts customary for companies similarly situated to protect the assets and properties of the Company and the Company Business from reasonably anticipated risks of loss, damage and expense and coverage for liability or claims to third persons or entities arising out of damage to property or personal injury (including death). The Company has in full force and effect a patent enforcement policy for payment of litigation expenses of up to $500,000, with a deductible of $25,000 per claim, as more particularly described in the Form 10-K (the "Patent Protection Policy"), subject to the discussion set forth in the Schedule of Exceptions.

              3.17 OFFERING. All offers, sales or issuances by the Company of its capital stock or other securities have been made in full compliance with federal securities laws and applicable state securities laws. Assuming the accuracy of TDC's representations set forth in Section 4.1, the offer, sale and issuance of the Shares to be issued under the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable registration requirements under state securities laws. Neither the Company nor anyone acting on its behalf has offered or will offer the Shares or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from anyone, so as to make the issuance and sale subject to such registration requirements.

              3.18 BROKERS OR FINDERS; OTHER OFFERS. Except for a fee payable to Somerset Capital Management, Inc. ("Somerset") if the transactions contemplated by this Agreement are consummated, as described in the Schedule of Exceptions, the Company has not incurred for itself or on behalf of TDC, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement. The payment of the fee to Somerset is the sole obligation of the Company.

              3.19 DISCLOSURE. The representations and warranties contained in this Agreement do not, and as of the Closing will not, and the information contained in the Exchange Act Reports and the statements or certificates delivered in connection with this Agreement do not (as of the respective dates at which the information was furnished), contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which materially adversely affects or in the future may materially adversely affect the business, operations, prospects, conditions, properties or assets of the Company which has not been set forth in the Exchange Act Reports or any exhibit filed therewith.

              3.20. HART-SCOTT-RODINO ACT. The Company is an ultimate parent entity, as the term "ultimate parent entity" is defined in 16 C.F.R. section 801.1(a)(3). The Company's last regularly prepared balance sheet indicates that the Company's total assets were less than $10,000,000 as of that date. The last regularly prepared annual statement of income and expense for the Company was with respect to the fiscal year ended December 31, 1992 ("Fiscal 1992"), and such statement indicates that the Company's sales were less than $10,000,000 for Fiscal 1992. There are no en-tities controlled by the Company (as the term "control" is defined in 16 C.F.R.
section 801.1(b)) whose total assets and annual sales are not consolidated in the balance sheet and income statement referred to in this Section 3.20.

                                   SECTION 4.

                      REPRESENTATIONS AND WARRANTIES OF TDC
                      -------------------------------------

              TDC hereby represents and warrants to the Company with respect to the purchase of the Shares as follows:

              4.1 INVESTMENT.

                   (a) The Shares to be purchased by TDC will be acquired for TDC's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in any transaction that would be in violation of the Securities Act, without prejudice, however, to any right of TDC to sell or otherwise dispose of all or any part of such Shares pursuant to a registration under the Securities Act or an exemption from such registration available under the Securities Act, and subject, moreover, to the disposition of TDC's property being at all times within its control and discretion. TDC has no present intention of selling, granting participation in or otherwise distributing the Shares, and it is not a party to or bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party with respect to any of the Shares; provided, however, that TDC may transfer up to 50% of the Shares to Time Warner Inc. ("TW") or one of TW's affiliates in a transaction exempt from the Securities Act, provided that TW or such affiliate makes representations substantially similar to those set forth in this Section 4.1.

                   (b) TDC Acknowledges that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of
Section 4(2) thereof. In furtherance thereof, TDC represents and warrants that it is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act, and that it has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of purchasing the Shares and has the ability to bear the economic risks of its investment. TDC understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

              4.2 ACCESS TO DATA. TDC has had an opportunity to discuss the Company's business, management and financial affairs with its management.

              4.3 CORPORATE POWER; AUTHORIZATION. TDC has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. This Agreement, when executed and delivered by TDC, will constitute a valid and legally binding obligation of TDC, enforceable in accordance with its terms, except as enforcement may be limited by laws relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

              4.4 BROKERS OR FINDERS; OTHER OFFERS. TDC has not incurred for itself or on behalf of the Company, and will not incur, directly or indirectly, as a result of any action taken by TDC, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

                                   SECTION 5.

                      CONDITIONS TO INITIAL CLOSING OF TDC
                      ------------------------------------

              TDC's obligation to purchase the Initial Closing Shares at the Initial Closing is, at the option of TDC, subject to the fulfillment or waiver of the following conditions:

              5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section hereof shall be true and correct when made, and true and correct on the Initial Closing Date with the same force and effect as if they had been made at the Initial Closing.

              5.2. COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the company on or prior to the Initial Closing shall have been performed or complied with in all respects.

              5.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to TDC a certificate of the Company executed by the Chief Executive Officer of the Company, dated the Initial Closing Date, and certifying to the fulfillment of the conditions specified in Sections 5.1, 5.2, 5.4 and 5.5 of this Agreement.

              5.4 WAIVERS OF RIGHT OF FIRST REFUSAL; CONSENTS. All outstanding rights of first refusal to purchase any of the Shares to be sold pursuant to this Agreement shall have been waived and waivers and amendments to certain agreements between the Company and its existing shareholders (including waivers of the antidilution rights referred to in Section 3.4 of the Schedule of Exceptions) shall have been obtained.

              5.5 CONVERSION OF BRIDGE NOTES. The Convertible Promissory Notes dated April 15, 1993, having an aggregate principal amount of $500,000, issued to NBC, Gannett, Rainbow and Somerset Capital Management, Inc. (the "Bridge Notes") shall have been converted to Common Stock.

              5.6 LETTER OF INTENT. The Company shall have executed and delivered a letter of intent in substantially the form attached hereto as Exhibit B (the "Letter of Intent").

              5.7 OPINIONS OF COMPANY'S COUNSEL. TDC shall have received (i) from Graham & James, counsel to the Company, an opinion addressed to TDC, dated the Closing Date, in form and substance acceptable to TDC and its counsel and including opinions substantially in the form of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.10(b), 3.11, and
3.14 and the first and second sentences of Section 3.17, and (ii) from Flehr, Hohbach, Test, Albritten & Herbert, patent counsel to the Company, an opinion addressed to

TDC, dated the Initial Closing Date in form and substance acceptable to TDC's counsel and including opinions substantially in the form of the representations and warranties set forth in Section 3.13 of this Agreement.

              5.8 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to TDC prior to the Closing.

                                   SECTION 6.

                    CONDITIONS TO INITIAL CLOSING OF COMPANY
                    ----------------------------------------

              The Company's obligation to sell and issue the Initial Closing Shares is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

              6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by TDC in Section 4 hereof being true and correct when made, and true and correct on the Initial Closing Date with the same force and effect as if they had been made at the Initial Closing.

              6.2 WAIVERS OF RIGHT OF FIRST REFUSAL. All outstanding rights of first refusal to purchase any of the Shares to be sold pursuant to this Agreement shall have been waived.

              6.3 CONVERSION OF BRIDGE NOTES. The Bridge Notes shall have been converted to Common Stock.

              6.4 LETTER OF INTENT. TCI or a wholly-owned subsidiary of TCI shall have executed and delivered the Letter of Intent.

                                   SECTION 7.

                        CONDITIONS TO SUBSEQUENT CLOSINGS
                        ---------------------------------

              7.1 CONDITIONS OF TDC. TDC's obligation to purchase the Subsequent Closing Shares at any Subsequent Closing is, at the option of TDC, subject to the fulfillment or waiver of the following conditions:

                   (a) Representations and Warranties Correct. The representations and warranties made by the Company in the first, second (except that, in the event a Subsequent Closing occurs after the date of the filing of the Company's Annual Report on Form 10-K with respect to any fiscal year subsequent to the fiscal year ended December 31, 1992, the references herein to "Form 10-K" shall be deemed to refer to the Company's most recently filed Annual Report on Form 10-K) and third sentences of Section 3.1, Sections 3.2 and 3.6, the first sentence of Section 3.10(a), Section 3.14 and the second sentence of
Section 3.17 shall be true and correct when made, and true and correct on the Subsequent Closing Date.

                   (b) Compliance Certificate. The Company shall have delivered to TDC a certificate of the Company executed by the Chief Executive Officer of the Company, dated the Subsequent Closing Date, and certifying to the fulfillment of the conditions specified in Sections 7.1(a), (c) and (e) of this Agreement.

                   (c) Waivers and Consents. The waivers and consents referred to in Section 5.4 of this Agreement shall be in full force and effect as of the Subsequent Closing Date with respect to the issuance and sale of the Subsequent Closing Shares.

                   (d) Hart-Scott-Rodino. In the event TDC determines that the filing of an HSR Report (as hereinafter defined) is required pursuant to Section 8.8(a) of this Agreement in respect of the issuance of any Subsequent Closing Shares, the waiting period with respect to such HSR Report shall have expired or been terminated without any objection by any person; provided, however, that TDC shall not be entitled to assert the failure of the condition set forth in this
Section 7.1(d) to be satisfied with respect to any Subsequent Closing in the event that the Company and TDC shall have agreed upon the issuance of replacement securities to TDC pursuant to Section 8.8(b) in lieu of such Subsequent Closing Shares.

                   (e) Absence of Bankruptcy Events. No Bankruptcy Event shall have occurred with respect to the Company. For purposes of this Section 7.1(e):
(i) a "Bankruptcy Event" with respect to the Company shall be deemed to have occurred upon the happening of any of the following:

                        (A) the appointment of a receiver, trustee or similar official to administer all or a substantial portion of the Company's assets;

                        (B) the filing by the Company of a voluntary petition for relief under any Bankruptcy Law or of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

                        (C) the filing against the Company of an involuntary petition for relief filed against it in any case or proceeding under any Bankruptcy Law;

                        (D) the making by the Company of a general assignment for the benefit of creditors;

                        (E) the filing by the Company of any answer admitting the material allegations of, or its consenting to or defaulting in answering, a petition for relief filed against it in any case or proceeding under any Bankruptcy Law; or

                        (F) the entry of an order, judgment or decree by any court of competent jurisdiction, granting relief against the Company in any case or proceeding under any Bankruptcy Law;

(ii) the term "Bankruptcy Code" shall mean the federal Bankruptcy Reform Act of 1978, as amended; and (iii) the term "Bankruptcy Law" shall mean the Bankruptcy Code and each other federal or state law governing or relating to bankruptcy, insolvency, reorganization or relief of debtors.

              7.2 CONDITIONS OF THE COMPANY. The Company's obligation to sell and issue the Subsequent Closing Shares is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

                   (a) Representations and Warranties Correct. The representation and warranty made by TDC in Section 4.1 hereof shall be true and correct when made, and true and correct on the Subsequent Closing Date with respect to the Subsequent Closing Shares to be purchased.

                   (b) Waivers and Consents. The waivers and consents referred to in Section 6.2 of this Agreement shall be in full force and effect on the Subsequent Closing Date.

              7.3 FAILURE OF CONDITIONS TO SUBSEQUENT CLOSING. In the event that the conditions to any Subsequent Closing are not satisfied or waived in accordance with this Section 7, the Company agrees that it will pay to TDC in cash the amount due pursuant to the Services Agreement which was to be paid through the issuance of Subsequent Closing Shares; such payment shall be made by wire transfer of funds to an account designated by TDC within thirty (30) days following the scheduled Subsequent Closing Date. Following such payment, the Company's obligation pursuant to Section 1.2 to issue any Remaining Shares and TDC's obligations to purchase such Remaining Shares pursuant to Sections 1.1 and
2.3 shall be terminated as of the date of such payment.

                                   SECTION 8.

                  AFFIRMATIVE COVENANTS OF THE COMPANY AND TDC
                  --------------------------------------------

              8.1 BOARD OF DIRECTORS REPRESENTATION BY TDC.

                   (a) So long as TDC (which, for purposes of this Section 8.1, shall include TDC, TCI and all of their subsidiaries and Affiliates, as defined in Section 8.2) owns at least 500,000 shares of Common Stock of the Company (as appropriately adjusted to reflect any stock split, reverse split, stock dividend or other reclassification or recapitalization affecting the capital stock of the Company, the record date of which shall occur after the date of this Agreement), the Company shall include in the slate of nominees recommended by the Company's Board of Directors or management to shareholders for election as directors at each annual meeting of shareholders of the Company one (1) person designated by TDC. The Company shall use its best efforts to cause all shares for which the Company's management or directors hold proxies or are otherwise entitled to vote to be voted in favor of the election of such designee. In the event that such designee shall cease to serve as a director for any reason (including removal for cause), the Company shall use its best efforts to fill such vacancy with another designee of TDC.

                   (b) The designee of TDC shall be entitled to excuse himself, and the Company may require that he excuse himself, from all deliberations of the Board of Directors of the Company, or discussions of the Board or dissemination of information to directors of the Company, concerning (i) business relationships between the Company and competitors of TCI or its affiliates in which TCI or its affiliates has an actual conflict of interest or a potential conflict of interest that may foreseeably become an actual conflict of interest or (ii) relationships between the Company and TCI or its affiliates.

              8.2 STANDSTILL PROVISIONS. TDC (which, for purposes of this
Section 8.2, shall include TDC, TCI and all of TDC's and TCI's subsidiaries and Affiliates, as hereinafter defined) shall not, directly or indirectly, acquire beneficial ownership of any Voting Stock (as hereinafter defined), any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) without the written consent of the Company (following the approval thereof by the Company's Board of Directors), if the effect of such acquisition would be to increase the Voting Power (as hereinafter defined) of all Voting Stock then owned by TDC, together with the Voting Stock that TDC has a right to acquire (including any Remaining Shares), to more than thirty-three percent (33%) of the total Voting Power of the Company at the time in effect (the "Percentage Amount"); provided, however, that:

                   (a) TDC may acquire Voting Stock without regard to the foregoing limitation:

                        (i) if a bona fide offer (other than a nonpublic offer made during the course of negotiations between the Company and a third party) is made by another person or group (not affiliated with TDC) to purchase or exchange for cash or other consideration any Voting Stock which, if successful, would result in such person or group owning or having the right to acquire shares of Voting Stock with aggregate Voting Power of more than thirty-three percent (33%) of the total Voting Power of the Company then in effect and such offer is not withdrawn or terminated prior to TDC making an offer to acquire Voting Stock or acquiring Voting Stock in response thereto; provided, however, that the negative covenants of this Section 8.2 shall resume following the withdrawal of a tender offer made in accordance with this Section 8.2(a)(i);

                        (ii) at any time at least ten (10) years following the date of this Agreement.

                   (b) TDC will not be (i) prohibited from purchasing any of the Remaining Shares, (ii) obligated to dispose of Voting Stock, or (iii) deemed to have breached its covenant in this Section 8.2, if the aggregate percentage of the total Voting Power of the Company represented by Voting Stock owned by TDC, or which TDC has a right to acquire, is or would be increased to an amount in excess of the Percentage Amount as a result of a recapitalization of the Company or a repurchase of securities by the Company or any other action taken by the Company or its affiliates.

                   (c) In the event that TDC shall have purchased or otherwise acquired (including, for this purpose, the Remaining Shares TDC has the right to acquire) any shares of Voting Stock in a transaction permitted by Section 8.2(a)(i) prior to the resumption of the nega-tive covenants of this Section 8.2 or as a result of Section 8.2(b), the percentage set forth in the first paragraph of this Section 8.2 shall be increased to the percentage of Voting Stock owned by TDC after such purchase or acquisition.

              As used in this Agreement, (i) the term "Voting Stock" means the Common Stock and any other securities (including Preferred Stock) issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency), (ii) the term "Voting Power" of any Voting Stock means the number of votes such Voting Stock is entitled to cast: for the election of directors of the Company at any meeting of shareholders of the Company (other than votes that may be cast only upon the happening of a contingency), (iii) the term "Control" as to any person means possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person (whether through ownership of securities, partnership interests or other ownership interests, by contract, or otherwise, and (iv) the term "Affiliate", when used with respect to TDC or TCI, means any other person that directly, or indirectly through one or more intermediaries, is Controlled by TDC or TCI. For purposes of this Agreement, TDC shall not be deemed to have beneficial ownership of any Voting Stock held by a pension plan or other employee benefit program of TDC if TDC does not have the power to control the investment decisions of such plan or program.

              8.3 INSURANCE. From and after the Initial Closing, the Company shall maintain such usual and customary insurance coverages as are appropriate to protect the assets and properties of the Company from reasonably anticipated risks of loss, damage and expense and coverage for liability or claims to third persons or entities arising out of damage to property or personal injury (including death), as determined by the Chief Executive Officer, in consultation with the Board of Directors of the Company. The Company shall also maintain or, if necessary, use its best efforts to replace with a similar policy, the Patent Protection Policy if a replacement policy is available on reasonable terms.

              8.4 EXECUTIVE POSITION. Lockton shall remain employed by the Company, in accordance with the terms and conditions of the employment agreement between Lockton and the Company dated January 1, 1991, or in accordance with such other terms as may be duly approved from time to time by the Board of Directors of the Company.

              8.5 CONFIDENTIALITY OF INFORMATION.

                   (a) Whether or not the transactions contemplated by this Agreement are consummated, the Company and TDC agree to retain as confidential any and all information, designated by the disclosing party as confidential, obtained by each of them during the course of their discussions, investigations and negotiations, and neither party shall disclose such information to others, except (i) with the prior written consent of the other party hereto, (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other party hereto as promptly as possible (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information, (iii) disclosures to an affiliate of, or professional advisor to, such party in con-nection with the performance by such party of its obligations hereunder; provided, however, that such party shall be liable for any breach of such affiliate or advisor of any provision of this Section 7.5(a) by such advisor or consultant. Information shall not be considered confidential, and a party's obligation to hold such information confidential shall terminate, to the extent such information is already known to the disclosing party at the time of receipt, as evidenced by written records made prior to such receipt, or to the extent such information becomes publicly available through no fault of the disclosing party.

                   (b) If the transactions contemplated by this Agreement are consummated, the Company may from time to time disclose to TDC or its designee on the Board of Directors of the Company pursuant to this Agreement, certain information which the Company designates as confidential (such as financial and technical information and business plans). Unless required by law or valid order by a court of competent jurisdiction, or unless such information is already known to TDC at the time of receipt, as evidenced by written records made prior to such receipt, or to the extent such information becomes publicly available through no fault of TDC, TDC shall not disclose such information to third parties until the earliest of (i) the date upon which such information becomes public knowledge through no fault of TDC or (ii) the date upon which the Company discloses such information to a third party on an unrestricted basis, except that TDC may disclose such information to an affiliate or professional advisor in connection with TDC's performance of its obligations hereunder and under the Letter of Intent, provided that TDC shall be liable for any breach by such affiliate or advisor of any provision of this Section 8.5(b). TDC further acknowledges and understands that any information so obtained (whether or not of a proprietary nature) may be considered "inside" non-public information.

              8.6 PREFERRED STOCK. So long as TDC (which, for purposes of this Section 8.6, shall include TDC, TCI and all of their subsidiaries and Affiliates) owns at least 500,000 shares of Common Stock of the Company (as appropriately adjusted to reflect any stock split, reverse split, stock dividend or other reclassification or recapitalization affecting the capital stock of the Company, the record date of which shall occur after the date of this Agreement), until the termination of the period specified in Section 10.4, the Company hereby agrees that it will not issue any shares of preferred stock, including the 2,000,000 shares currently authorized as set forth in Section 3.4 of this Agreement, or any other capital stock with rights or preferences that are not pari passu with the Common Stock if two of the following shareholders of the Company (TDC, Gannett Co., Inc., National Broadcasting Company, Inc., Rainbow Programming Holdings, Inc., Interactive Partners and Paul Kagan) shall have objected to such issuance.

              8.7 MAINTENANCE OF INTELLECTUAL PROPERTY. The Company shall continue (i) paying maintenance fees and making required filings, (ii) to protect the Intellectual Property from liens and claims and (iii) to obtain patents and file trademark and copyright registrations where reasonably necessary to strengthen or enforce or add material value (including such filings as may render a registration incontestable) to the Intellectual Property.

              8.8 HART-SCOTT-RODINO ACT.

                   (a) If TDC reasonably believes that its acquisition of any Remaining Shares at any Subsequent Closing, its acquisition of shares of Common Stock or other securities pursuant to Section 10 or pursuant to the Distribution Agreement, or any sale to TW in accordance with Section 4.1(a), would be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR Act and Rules"), the Company and TDC (if so required) will promptly comply with any applicable requirements under the HSR Act and Rules relating to filing and furnishing of information (the "HSR Report") to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice, such actions to include, without limitation, (i) filing the HSR Report and taking all other action required by the HSR Act and Rules, (ii) coordinating with respect to the filing of the HSR Reports of TDC (if so required) and the Company (and exchanging non-proprietary portions of drafts thereof), so as to present all required HSR Reports to the FTC and the Department of Justice at the time selected by TDC (if so required), and to avoid substantial errors or inconsistencies among such HSR Reports in the description of the transaction, (iii) complying with any additional request for documents or information made by the FTC or the Department of Justice or by any court and assisting the other parties to so comply, and (iv) causing all persons which are part of the same "person" (as defined for purposes of the HSR Act and Rules) as the Company to cooperate and assist in such filing and compliance. Each party shall bear and pay any costs or expenses that it incurs in complying with this
Section 8.8, and the acquiring party shall pay all of any fee payable to the FTC or the Department of Justice in connection with filing of an HSR Report pursuant to this Section 8.8 and the HSR Act and Rules.

                   (b) In the event TDC's acquisition of securities of the Company referred to in subsection (a) requires the filing of an HSR Report, then
(i) any time period within which TDC is required to notify any person as to its intent to acquire any such securities shall be extended, and any scheduled Subsequent Closing shall be delayed, in each case up to a maximum of 45 days, to enable TDC and the Company to file their respective HSR Reports and for the applicable waiting period under the HSR Act and Rules to expire without objection by any person and (ii) if (x) the waiting period has not so expired prior to the conclusion of such period of extension and the applicable period within which TDC is required to notify such person, (y) the waiting period has not so expired prior to the scheduled Subsequent Closing Date, as extended pursuant to clause (i) of this Section 8.8, or (z) TDC determines, in the exercise of its reasonable judgment, to withdraw the HSR Report, then the Company shall use its best efforts to effectuate the intent of this Section 8.8,
Section 10 or the Distribution Agreement by granting to TDC (A) the right to acquire non-voting Preferred Stock of the Company that is convertible into the New Securities (as defined in Section 10) or the other securities to be acquired, on substantially the same terms as such securities which were to be so acquired, (B) granting to TDC an option, warrant or other right to acquire the New Securities or the other securities to be acquired and/or (C) depositing such securities to be acquired into an escrow or other arrangement reasonably acceptable to the parties pending expiration of such waiting period; provided, however, that in the event the HSR Report has been filed with respect to the issuance of any Remaining Shares, the provisions of this Section 8.8 shall not restrict TDC's right to demand a cash payment for the services rendered in accordance with Section 7.3. Any such securities, including options, warrants or other rights to acquire the New Securities or other securities to be acquired, would be freely transferable by TDC, subject to compliance with applicable securities laws. TDC and the Company shall cooperate in good faith to determine a mutually agreeable method for effecting the acquisition of securities as described above.

                                   SECTION 9.

                               REGISTRATION RIGHTS
                               -------------------

              The Registration Rights Agreement dated December 21, 1987, as amended, between the Company and the other parties thereto shall be amended by the Fifth Amendment to Registration Rights Agreement in the form attached hereto as Exhibit C to enable the Shares sold and issued pursuant to this Agreement to be included in any registration conducted pursuant to such agreement.

                                   SECTION 10.

                          TDC'S RIGHT OF FIRST REFUSAL;
                          -----------------------------
                            CONVERSION; ANTI-DILUTION
                            -------------------------

              10.1 RIGHTS OF FIRST REFUSAL. The Company hereby grants to TDC the right of first refusal to purchase up to twenty-five percent (25%) of New Securities (as defined in this Section 10.1) which the Company may, from time to time, propose to sell and issue during the ten (10) year period beginning on the Initial Closing Date, provided that, notwithstanding any provision contained in this Section 10.1, TCI and its Affiliates shall not, immediately following such sale, be in violation of Section 8.2 herein.

                   (a) Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are or may become convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Shares purchased under this Agreement; (ii) stock issued pursuant to any warrants, options or rights issued and outstanding on the Closing Date and disclosed in Section 3.4; (iii) up to 2,353,795 shares of Common Stock authorized for issuance to employees and prospective employees pursuant to any plan or pattern of employee equity participation, or to consultants, advisors and other persons with whom the Company deals in the course of operating its business, duly authorized by the Company's Board of Directors, (iv) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, and (v) stock issued in connection with any merger with, or acquisition of all or substantially all of the assets of, or a controlling interest in, any corporation or other entity. For purposes of this
Section 10 only, the definition of "New Securities" shall not include options and warrants granted to employees, consultants or other parties with contracts with the Company, which options and warrants are granted in consideration for services rendered to the Company and approved by the Board of Directors of the Company.

                   (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give TDC written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. TDC shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase any or all of such New Securities, for the price and upon the terms specified in the notice, which shall be the same price and terms on which the Company proposes to issue the same, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If the Company proposes to issue New Securities for non-cash consideration, the value of such non-cash consideration shall be determined in the manner specified in Section 10.4(c).

                   (c) In the event TDC fails to exercise the right of first refusal within said fifteen (15) day period, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) to sell the New Securities not elected to be purchased by TDC at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such sixty (60) day period (or sold and issued New securities in accordance with the foregoing within sixty (60) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to TDC in the manner provided above.

              10.2 RIGHT OF FIRST REFUSAL ON TRANSFERS BY LOCKTON.

                   (a) Subject to the prior right of Gannett Co., Inc. ("Gannett"), National Broadcasting Company, Inc. ("NBC") and Rainbow Programming Holdings, Inc. ("Rainbow") to purchase Common Stock of the Company owned by Lockton which Lockton may, from time to time, propose to sell (the "Lockton Stock"), Lockton hereby grants to TDC the right to purchase all or any part of the Lockton Stock in accordance with the procedures set forth in paragraphs (b) and (c) below, provided that, notwithstanding any provision of this Section 10.2, TCI and its Affiliates shall not, immediately following such sale, be in violation of Section 8.2 above.

                   (b) In the event Lockton proposes to sell any Lockton Stock, he shall, in addition to any notice required to be given to Gannett, NBC and Rainbow, give the Company and TDC written notice of his intention, describing the price and terms upon which he proposes to sell the same. TDC shall have twenty (20) days from the date of receipt of any such notice to agree to purchase such Lockton Stock, for the price and upon the terms specified in the notice, by giving written notice to the Company and Lockton stating therein the quantity of Lockton Stock to be purchased; provided, however, that TDC shall have no right to purchase any Lockton Stock except to the extent Gannett, NBC and Rainbow shall not have exercised their rights to purchase all of the Lockton Stock offered. TDC shall have the right to purchase all or any part of the Lockton Stock which is not purchased by Gannett, NBC or Rainbow. The Company shall give TDC written notice of any failure of Gannett, NBC and Rainbow to purchase all of the Lockton Stock offered no later than 11:59 p.m. on the fifteenth (15th) day after the date of the Company's receipt of notice of Lockton's intent to sell any Lockton Stock.

                   (c) In the event TDC fails to exercise the right of first refusal within said twenty (20) day period, Lockton shall have fifty-five (55) days thereafter to sell or enter into an agreement (pursuant to which the sale of Lockton Stock covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the Lockton stock not elected to be purchased by TDC at the price and upon the terms no more favorable to TDC of such securities than specified in Lockton's notice. In the event Lockton has not sold the Lockton Stock or entered into an agreement to sell the Lockton Stock within said fifty-five (55) days from the date of said agreement, Lockton shall not thereafter issue or sell any Lockton Stock without first offering such securities to TDC in the manner provided above.

              10.3 CONVERSION UPON REORGANIZATION, MERGERS, CONSOLIDATIONS, OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock of the Company or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that all holders of the Common Stock shall thereafter be entitled to receive the same proportionate number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which any other holder of Common Stock, including Lockton or any other affiliate of the Company would have been entitled on such capital reorganization, merger, consolidation, or sale.

              10.4 ANTI-DILUTION.

                   (a) As set forth in this Section 10.4, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are or may become convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Shares purchased under this Agreement, (ii) stock issued pursuant to any warrants, options or rights issued and outstanding on the Closing Date and disclosed in Section 3.4, (iii) up to 2,353,795 shares of Common Stock authorized for issuance to employees and prospective employees pursuant to any plan or pattern of employee equity participation, or to consultants, advisors and other persons with whom the Company deals in the course of operating its business, duly authorized by the Company's Board of Directors, (iv) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, and (v) stock issued in connection with any merger with, or acquisition of all or substantially all of the assets of, or a controlling interest in, any corporation or other entity. For purposes of this
Section 10 only, the definition of "New Securities" shall not include options and warrants granted to employees, consultants and other parties with contracts with the Company, which options and warrants are granted in consideration for services rendered to the Company and approved by the Board of Directors.

                   (b) If at any time prior to the earlier of (i) December 1, 1995 or (ii) the date upon which the Company has raised an aggregate of $60,000,000 through the sale of debt or equity securities or through non-recurring payments for license or similar rights to use the Com-pany's Intellectual Property by unaffiliated third parties which are in lieu of capital raising alternatives, the Company shall issue or sell any New Securities for a consideration per share less than the Per Share Purchase Price, then and in each case the Company shall issue to TDC, without payment therefor, such number of shares of Common Stock of the Company as are equal to the difference between the number of Shares purchased by TDC hereunder (including any Remaining Shares) (adjusted for stock splits, stock dividends or recapitalizations) and the quotient of (A) the aggregate of the Cash Consideration and the Services Consideration divided by (B) the consideration per share at which the New Securities are issued.

                   (c) For the purpose of making the adjustments described above and in Section 10.1(b), the consideration received by the Company for any issue or sale of securities shall:

                        (i) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions, or compensation paid or allowed by the Company in connection with such issue or sale;

                        (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors of the Company; and

                        (iii) if shares of Common Stock, convertible securities, or rights or options to purchase either shares of Common Stock or convertible securities are issued or sold together with other stock or securities or other assets of the company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such shares of Common Stock, convertible securities or rights or options.

                                   SECTION 11.

                                  MISCELLANEOUS
                                  -------------

              11.1 SURVIVAL. The representations, warranties, covenants and agreements made herein by the Company shall survive any investigation made by TDC and shall survive the Initial Closing, and the representations and warranties referenced in Section 7.1(a) shall be deemed to be re-made as of each Subsequent Closing Date and shall survive such Subsequent Closing Date.

              11.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

              11.3 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sufficiently given when delivered personally or sent by confirmed facsimile or two (2) business days after being sent by overnight mail, postage paid, addressed (a), if to the Company, to Interactive Network, Inc., 1991 Landings Drive, Mountain View, California 94043, attention President, and (b) if to TDC, at 5619 DTC Parkway, Terrace Tower II, Englewood, Colorado 80111-3000,
Attention: Gary S. Howard, or at such other address as TDC shall have furnished to the Company by 10 days notice in writing.

              11.4 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

              11.5 EXPENSES. Each of the Company and TDC shall bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

              11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

              11.7 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefits of this Agreement to the Company or TDC.

              11.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

              11.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

              11.10 GOVERNING LAW. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California without reference to its principles of conflicts of laws.

              11.11 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

              11.12 LEGEND ON SHARE CERTIFICATES. Each certificate for the Shares (and any other securities issued in respect of the Shares) shall be stamped or otherwise imprinted with a legend in substantially the following form:

              "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE HOLDER SHALL HAVE FIRST FURNISHED THE COMPANY WITH INFORMATION AS TO THE PROPOSED DISPOSITION AND, IF REASONABLY REQUESTED BY THE COMPANY, OBTAINED AN OPINION OF COUNSEL THAT SUCH DISPOSITION MAY BE MADE WITHOUT REGISTRATION OF THE SECURITIES UNDER SUCH ACT."

              The legend shall be removed by the Company upon delivery to it of an opinion of counsel in form and substance satisfactory to the Company that a registration statement under the Securities Act is at the time in effect with respect to the legended security or that such security can be freely transferred without such registration statement being in effect.

                  (Remainder of page intentionally left blank)

              The foregoing agreement is hereby executed as of the date first above written.

                                           INTERACTIVE NETWORK, INC.

                                           By:  /s/ David B. Lockton
                                               ----------------------------
                                           Title:   President
                                               ----------------------------


                                           TCI DEVELOPMENT CORPORATION, INC.

                                           By:  /s/
                                               ----------------------------
                                           Title:
                                               ----------------------------




                                           /s/ David B. Lockton
                                           --------------------------------
                                           DAVID B. LOCKTON

                                    EXHIBIT A
                                    ---------

              Attached hereto as Appendix I are excerpts from the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1992, filed with the Securities and Exchange Commission. Attached hereto as Appendix II is an excerpt from the Company's Prospectus dated November 6, 1991. Attached hereto as Appendix III is Section 7.6 of the Gannett Purchase Agreement. The excerpts contained in the foregoing Appendices describe all material agreements with respect to the Company's Intellectual Property. As of the date hereof, the provisions excerpted in Appendix III have not resulted in any definitive agreements between the Company and Gannett.

              In addition, attached hereto as Appendix IV is a list of the Company's patents and its trademark and service mark registrations and applications.

                                   APPENDIX I
                                   ----------

              LICENSING AGREEMENTS

              The Company has entered into licensing agreements with various companies, including certain related parties. See "Item 13. Certain Relationships and Certain Transactions." The Company has entered into the licensing agreements described below with unrelated parties.

              Major League Baseball. In February 1992 the Company entered into an agreement with Major League Baseball Properties, Inc. ("MLB") pursuant to which the Company was granted the non-exclusive right to use the trademarks and service marks of the Major League Baseball Clubs (the "Clubs") in connection with the Company's interactive baseball game entitled "In The Dugout." The Company agreed to pay a royalty to MLB based upon revenues derived from "In The Dugout" during the term of the agreement. The Company is also obligated at its own expense to obtain product liability insurance naming MLB, the Clubs, the American and National Leagues of Professional Baseball Clubs and their respective agents as additional insureds. The agreement expires in December 1993, and may be renewed by the mutual agreement of the Company and MLB.

              National Football League Properties, Inc. In June 1990, the Company entered into an agreement with National Football League Properties, Inc. ("NFLP"), pursuant to which the Company was granted a nonexclusive right to use the trademarks and service marks of the NFL in connection with interactive games and contests. Under the agreement the Company agreed to utilize the data feed for the QB1 game produced by and licensed from NTN, which is based upon predicting plays before the snap of the ball. The Company also agreed to pay a fee to NFLP based upon revenues derived from the Company's games which are based on NFL contests during the term of the agreement. The Company is also obligated to pay all costs associated with its programming and to obtain product liability insurance naming the NFL, its member clubs, NFLP and their respective agents as additional insureds. The agreement expired on March 31, 1993, although it was subject to renewal for an additional two-year period by the mutual agreement of the Company and NFLP. There have been discussions between the Company and NFLP concerning the possible extension of the agreement, although there can be no assurance that the agreement will be extended.

              NTN Communications, Inc. In June 1990, the Company entered into an agreement with NTN under which NTN granted to the Company a non-exclusive license to use NTN's QB1 game for the broadcast of interactive football contests under the Company's agreement with the NFLP. The term of the license from NTN is coextensive with the agreement with NFLP and is limited to intended use in the home. Under the agreement with NTN, the Company is required to pay royalties to NTN based on the play of QBI by the Company's subscribers. This agreement expired on March 31, 1993 and the Company does not intend to seek its renewal. The Company developed and tested its own interactive football game in 1990 which it expects to reintroduce for the 1993 football season. See "Item 3. Legal Proceedings" for a discussion of litigation between the Company and NTN.

              NBC

              In December 1987, the Company and NBC entered into a Joint Development Agreement, as amended, providing for their joint cooperation in developing the Company's patent for commercial use. The agreement also provides that if NBC decides to broadcast a program that makes use of the Company's interactive technology, NBC will use its reasonable best efforts to provide, or to have others provide, within the program, an indication to viewers of the interactive nature of the program, with such efforts to depend on the basis on which such program is made available for broadcast by NBC. The Company and NBC also entered into a warrant agreement, pursuant to which the Company issued three warrants to NBC (the "NBC Warrants") which, if certain conditions are satisfied, would enable NBC to purchase 5%, 10% and 10%, respectively, of the Company's outstanding Common Stock on the date of exercise, at a purchase price to be selected by NBC of either $5.00 per share, $7.00 per share or $9.50 per share, respectively, or 75% of the then current fair market value of the Company's Common Stock (all of which prices are subject to adjustment). The warrants expire four years, five years and six years, respectively, from the date on which the first NBC Warrant becomes exercisable. The exercise of all of the NBC Warrants would enable NBC to acquire up to approximately 25% of the Company's outstanding stock. The fixed exercise price for such warrants shall be adjusted in the event that the Company issues Common Stock or other securities at a price less than the fixed exercise price for the NBC Warrants.

              The NBC Warrants will become exercisable if NBC airs a program or programs making use of the Company's interactive technology for certain specified periods after (i) a program broadcast or licensed for broadcast by NBC that makes use of the Company's interactive technology is made available to NBC, after the Company meets certain conditions, (ii) the Company is offering its system in five television markets (as defined by standard industry practice), and (iii) the Company is able to supply its Control Unit in sufficient quantities to meet projected demand. In the event that the conditions to the exercise of the NBC Warrants are satisfied, the Company will be subject to recognition of expense relating to the difference between the exercise price of the NBC Warrants and the fair market value of the Company's Common Stock at the time of exercise.

              SINGATRONICS LIMITED

              In March 1991, the Company entered into an agreement with Singatronics pursuant to which the Company granted to Singatronics an exclusive license to use and apply certain of the Company's know-how to establish, develop and promote an interactive television system in Singapore, Hong Kong, Taiwan and certain other specified countries in the Far East. Singatronics will pay specified royalties to the Company based on Singatronics' gross profits deriving from the commercial exploitation of the Company's system in each country in which the system is introduced. The initial term of the exclusive license to Singatronics is 36 months, which period may be extended for up to an additional eight years and six months depending upon the number of countries in which Singatronics offers or enters into binding commitments to establish the system during the initial term. Upon the termination or expiration of any exclusive license granted under the agreement, Singatronics will be entitled to use the know-how to com-mercially exploit the system and to manufacture products incorporating such technology under a perpetual, nonexclusive license in any country in which it had held an exclusive license, provided that Singatronics will be obligated to continue making royalty payments at the rate that is applicable immediately prior to the expiration of such license for so long as the Company's know-how remains secret and substantial. The agreement also permits Singatronics to continue to use any of its improvements to the know-how that are severable from such know-how after the expiration of its exclusive licenses. In the latter event, Singatronics shall grant the Company a non-exclusive, royalty-free license to use all such improvements during the term of the agreement.

              In March 1991, the Company also entered into an agreement with Singatronics, which expires in March 1994, pursuant to which Singatronics manufactures and supplies the Company's Control Unit on an exclusive basis. In September 1992, the Company issued to Singatronics a promissory note in the principal amount of $1,075,000 in payment of the purchase price for products scheduled for delivery by Singatronics from September 1992 through December 1992. The payment of the note was secured by a security interest in substantially all of the Company's assets, including its basic patent. The note and security agreement were terminated in December 1992 upon the closing of the sale of Common Stock to Gannett and other investors described above.

              RAINBOW PROGRAMMING HOLDINGS, INC.

              In July 1989, the Company entered into an agreement with Rainbow, pursuant to which it agreed to license certain interactive programming rights to Rainbow. Rainbow agreed to endeavor to obtain interactive contest rights to National Hockey League ("NHL") games broadcast in the United States and to license such rights to the company in exchange for the payment of specified royalties. The term of the license for NHL games coincides with any license secured by Rainbow from the NHL. In return for the development and promotion of interactive programming other than NHL interactive programming, the Company will pay royalties on such programming at specified rates. Subsequently, Rainbow and the Company agreed to a similar arrangement for interactive contest rights for regional broadcasts of NHL hockey games. In addition, the Company has agreed to sell its Control Units to Rainbow at cost, and to pay a percentage of the gross profits (gross sales less telephone, packet and royalties) relating to units leased or sold by Rainbow within the 24-month period commencing when the Company introduces its service in any particular market. Under the terms of the agreement, the Company also granted to Rainbow a perpetual license to a free-standing trivia game to be developed by the Company in accordance with Rainbow's specifications and to be promoted and broadcast at Rainbow's discretion.

              TRANSACTIONS WITH OTHER PARTIES

              In December 1986, the Company entered into a Sale of Patent Agreement with David B. Lockton, pursuant to which Mr. Lockton sold his rights in and to United States Patent No. 4,592,546 (the "Patent") to the Company in exchange for the Company's promissory note (the "Promissory Note") in the principal amount of $2 million, which does not bear interest. As a condition of the sale of securities to outside investors in December 1987, Mr. Lockton agreed to provide that the principal amount of the Promissory Note would be repaid in eight annual installments of $250,000, contingent upon and commencing on the date when the Company has achieved positive cash flow from operations of at least $75,000 per quarter during two consecutive quarters, provided that the Company's payments to Mr. Lockton under the Promissory Note shall not exceed the amount of its positive cash flow.

                                   APPENDIX II
                                   -----------

              A.C. Nielsen Company. In July 1989, the Company entered into an agreement with A.C. Nielsen Company ("Nielsen"), pursuant to which the Company granted to Nielsen a first right of refusal with respect to any "market research use" of the Company's system or data generated therefrom. In the event Nielsen does not exercise its first right of refusal and the Company subsequently enters into a relationship with a third party to exploit its technology, Nielsen will have the right to obtain a non-exclusive license to use the Company's system and any data generated therefrom which am derived from the relationship with such third party for a reasonable royalty, which license will become perpetual in the event that Nielsen uses the system or is diligently pursuing such use during the first three years of such license. The agreement also grants Nielsen exclusive rights with respect to any "market research use" involving the Company's system or the data generated therefrom in which the Company may seek to engage, or to make a counterproposal to the Company regarding such use, as to which the Company must negotiate in good faith. The agreement further gives Nielsen exclusive rights with respect to ideas which Nielsen may have for "market research use" of the system and the data generated therefrom, and the right to obtain a non-exclusive, royalty-free, perpetual license to pursue implementation of the system for "market research use" if the Company should fail to pursue commercial use of the system for certain periods of time specified in the agreement. This agreement will remain in effect for so long as Nielsen remains the owns of any of the capital stock of the Company. The Company believes that the agreement with Nielsen may lead to opportunities for using the Company's system and technology in connection with market research activities.

                                  APPENDIX III
                                  ------------

              7.6 BUSINESS VENTURES.

                   (a) The Company intends to develop and market through affiliated entities to be formed real-time electronic news services on a national basis in partnership with entities which will have been awarded licenses from the Federal Communications Commission ("FCC') to broadcast in the interactive video data service ("IVDS") spectrum. The Company agrees to coordinate with Purchaser in the development of these opportunities and to provide Purchaser with a right of first refusal to participate exclusively in partnership or joint venture with the Company in the exploitation of these opportunities.

                   (b) The Company intends to enter into a joint venture arrangement with Purchaser which will utilize the Company's technology for the purpose of offering real-time services to subscribers, such as results of sporting events, league tournaments and standings, archival sports information, scouting reports and similar information.

                   (c) The Company will use its best efforts to assist each of Purchaser's 81 daily newspaper entities in each of their respective metropolitan or rural service areas as the IVDS licenses are awarded through lotteries throughout the nation.

                   (d) The terms and conditions of the ventures specified in subsections 7.6(a) and (b) above will be subject to negotiation and joint agreement by the Company, Purchaser and other parties to such ventures.

              In September 1992, the Company entered into a know-how license agreement with Interactive Network Limited ("INL"), a U.K. corporation in which William Andrewes is a director and officer, pursuant to which, in exchange for the payment of specified royalties, the Company granted to INL an exclusive license to use and apply certain of the Company's know-how to establish, develop and promote in the United Kingdom and other specified European countries an interactive television system. This agreement replaced a similar agreement between the Company and Granada Group plc. Pursuant to the agreement, INL shall pay the Company a separate royalty for each country in which it launches the system, which royalty shall be calculated as a percentage of gross profits derived by INL in connection with its commercial exploitation of the Company's system. The initial term of the exclusive license is for a period of 18 months after the NBC Warrants first becomes exercisable, which period may be extended for up to an additional seven years depending upon the number of countries in which INL offers or enters into binding commitments to establish the system during the initial term. Upon the termination or expiration of any exclusive license granted under the agreement, INL will be entitled to use the Company's know-how to commercially exploit the system and to manufacture products incorporating such technology under a perpetual, non-exclusive license in any country in which it had held an exclusive license, subject to INL's continued royalty payments. The agreement also permits INL to continue to use any of its improvements to the know-how that are severable from such know-how after the expiration of its exclusive licenses.

                                   APPENDIX IV
                                   -----------

                    INTERACTIVE NETWORK UNITED STATES PATENTS
                    -----------------------------------------


Patent No.          Issued             Inventors                Title                                File
----------          ------             ---------                -----
4,592,546           06/03/86           Fascenda/Lockton         GAME OF SKILL                        A-40310
                                                                PLAYABLE BY REMOTE
                                                                PARTICIPANTS IN CONJUNC-
                                                                TION WITH A LIVE EVENT

5,013,038           05/07/91           Luxemburg/               METHOD OF EVALUATING                 A-50641
(Foreign filed EPC)                    Brown                    DATA RELATING TO A COM-
                                                                MON SUBJECT

5,083,800           01/28/92           Lockton                  GAME OF SKILL OR                     A-47990
(Foreign filed -                                                CHANCE PLAYABLE BY
Canada, Japan, EPC)                                             SEVERAL PARTICIPANTS
                                                                REMOTE FROM EACH OTHER
                                                                IN CONJUNCTION WITH A
                                                                COMMON EVENT

5,120,076           06/09/92           Luxemburg/               METHOD OF EVALUATING                 A-50641-2
                                       Brown                    DATA RELATING TO A
                                                                COMMON SUBJECT

CANADIAN PATENT
---------------
1,274,903           10/02/90           Fascenda/                GAME OF SKILL PLAYABLE               FA-40310
                                       Lockton                  BY REMOTE PARTICIPANTS IN
                                                                CONJUNCTION WITH A LIVE
                                                                EVENT


             UNITED STATES TRADEMARK REGISTRATIONS AND APPLICATIONS
             ------------------------------------------------------

Mark                                Regis. No.              Issued                File
----                                ----------              ------                ----
"N" Stylized
(Service Mark)                      1,661,112               10/15/91              TA-50486

"N" Stylized (Trademark)            1,662,302               10/09/91              TA-50486-1

IN FACT                             1,677,760               03/03/92              TA-50486-2

IN A WORD                           1,699,224               07/07/92              TA-50486-3

MAZE RUNNER                         1,690,317               06/02/92              TA-50486-4

IN THE DUGOUT                       1,724,712               10/13/92              TA-50486-6

SQUARE DEAL                         1,685,451               05/05/92              TA-50466-8

YOUR OPINION                        1,710,191               08/25/92              TA-50486-9
COUNTS

"N" INTERACTIVE
 NETWORK                            1,749,950               02/02/93              TA-50486-10

                                    APPLICATIONS
                                    ------------

Mark                                Ser. No.                Filed                 File
----                                --------                -----                 ----
PUBLIC OPINION                      74/146,021              03/11/91              TA-50486-7

DOUBLE DIE                          74/339,570              12/14/92              TA-50486-11

